Exhibit 99.1

South Shore Resources Inc. Announces Formation Of An Advisory Board

Providenciales,Turks & Caicos – August 20 , 2007 - Further demonstrating its leadership in the development and implementation of its membrane separation technology for the refining of heavy crude oil into light sweet crude oil South Shore Resources Inc. (OTCBB: SSHO)(Frankfurt: SXB)(WKN: A0LD9H) today announced the formation of an Advisory Board of leading industry experts to support the Company’s corporate and marketing strategy, exchange views on current trends, industry issues, provide industry-related expertise to South Shore’s management team and to tap into new market opportunities.

The Board Members Are: Oleh Kutowy, retired scientist National Research Council of Canada: Terry Kimmel, President T.B. Kimmel & Associates; Abdullah Hashwani, President Pendylum Inc.; Neil McLaughlin, P. Eng.

Biographical information on each Advisory Board member may be viewed at www.crude2sweet.com.

“It is with pleasure that I welcome Oleh, Terry, Abdullah and Neil to the newly formed South Shore advisory board,” said Richard Wachter, chairman and president of South Shore. “I believe that South Shore’s management team will greatly benefit from the fresh perspectives that these industry experts can provide.”

About South Shore Resources Inc.:

South Shore Resources Inc. is a company primarily focused on the marketing of an innovative membrane separation technology for the refining of heavy crude oil into light sweet crude oil.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.crude2sweet.com.